Exhibit 99.1
Freddie Mac Reports Net Income of $2.5 Billion and
Comprehensive Income of $2.4 Billion for Third Quarter 2020
The Company Delivered Strong Financial Results While Continuing to Support the Housing Market During the Pandemic

"The company delivered strong earnings on higher revenues, substantially increasing our total equity by $2.5 billion to $13.9 billion - bringing us one step closer to our goal of responsibly exiting conservatorship. We did this while helping hundreds of thousands of families buy, rent and remain in their homes."

David M. Brickman Chief Executive Officer

Third Quarter 2020 Financial Results

•
Net income of $2.5 billion and comprehensive income of $2.4 billion, up $0.7 billion and $0.5 billion, respectively, from the prior quarter, driven by guarantee portfolio growth, higher upfront fee income recognition, and strong margins on Multifamily loan commitments.

•	Provision for credit losses of $0.3 billion, reflecting both portfolio growth and stabilization of estimates of expected credit losses related to the COVID-19 pandemic.

•	Total equity/net worth(1) increased to $13.9 billion, from $11.4 billion on June 30, 2020.

Providing Stability to the Housing Market, While Fulfilling Affordable Housing Mission(2)

•	Continued to provide mortgage-relief options for borrowers affected by the COVID-19 pandemic, including forbearance programs for both single-family and multifamily borrowers.

•	Extended moratorium on foreclosures and evictions until at least December 31, 2020.

•	Extended temporary measures designed to provide flexibility to homeowners, sellers, and appraisers to expedite loan closings during the COVID-19 pandemic.

•
Issued first Multifamily Social Bond, with proceeds used to provide liquidity to social impact financial institutions that finance multifamily properties that are affordable to an underserved population.

Executing on Business Fundamentals

•	New Single-Family business activity increased to $337 billion, up 45% from the prior quarter, reflecting strong home purchase and refinance activity.

•	New Multifamily business activity declined to $18 billion, down 10% from the prior quarter; full year 2020 activity expected to be comparable to full year 2019.

•	Single-Family and Multifamily guarantee portfolios grew 11% and 14%, respectively, year over year.

•	Serious delinquency rate for Single-Family increased to 3.04%, from 2.48% in the prior quarter, driven by loans in forbearance due to the COVID-19 pandemic.

•	Multifamily delinquency rate, which does not include loans in forbearance, increased to 0.13%.
Managing Risk

•	Completed nearly 193,000 single-family loan workouts, including forbearance agreements and payment deferrals, versus 89,000 workouts in the prior quarter.

•	2.95% and 2.21% of the loans in the Single-Family guarantee portfolio and the Multifamily mortgage portfolio, respectively, were in forbearance as of September 30, 2020.

•	52% and 90% of the loans in the Single-Family guarantee portfolio and the Multifamily mortgage portfolio, respectively, were covered by credit enhancements as of September 30, 2020.

(1) See page 12 for additional information about the company's net worth and increases in the aggregate liquidation preference of the senior preferred stock resulting from increases in the company's net worth pursuant to the September 2019 Letter Agreement.
(2) See the company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, for additional information on its response efforts related to the COVID-19 pandemic and its outlook for 2020.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $2.5 billion for the third quarter of 2020, an increase of 39% compared to net income of $1.8 billion for the second quarter of 2020. The company also reported comprehensive income of $2.4 billion for the third quarter of 2020, an increase of 26% compared to comprehensive income of $1.9 billion for the second quarter of 2020.
Net revenues were $5.1 billion, an increase of 22% compared to $4.1 billion for the second quarter of 2020. Net interest income increased 20% to $3.5 billion, primarily driven by growth in the Single-Family guarantee portfolio and higher upfront fee income recognition due to faster loan prepayments as a result of the record low mortgage interest rate environment. Investment gains, net increased 67% to $1.1 billion, primarily driven by continued strong margins on Multifamily loan commitments and gains on sales of single-family reperforming loans.
Credit-related expense declined 16% to $0.6 billion. Provision for credit losses was lower compared to the second quarter of 2020, as realized house price growth in the third quarter of 2020 was robust and estimates of expected credit losses related to the COVID-19 pandemic have started to stabilize. Credit costs related to portfolio growth and a lower benefit from expected credit enhancement recoveries also affected credit-related expenses.
Summary of Consolidated Statements of Comprehensive Income (Loss)

(Dollars in millions)	3Q 2020	2Q 2020	Change	3Q 2019	Change
Net interest income	$3,457	$2,876	$581	$2,410	$1,047
Guarantee fee income	315	469	(154)	280	35
Investment gains (losses), net	1,122	670	452	568	554
Other income (loss)	172	134	38	121	51
Net revenues	5,066	4,149	917	3,379	1,687
Benefit (provision) for credit losses	(327)	(705)	378	179	(506)
Credit enhancement expense	(267)	(233)	(34)	(197)	(70)
Expected credit enhancement recoveries	20	221	(201)	—	20
Real estate owned (REO) operations expense	(40)	(14)	(26)	(58)	18
Credit-related expense	(614)	(731)	117	(76)	(538)
Administrative expense	(641)	(601)	(40)	(620)	(21)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(467)	(442)	(25)	(408)	(59)
Other expense	(237)	(140)	(97)	(139)	(98)
Operating expense	(1,345)	(1,183)	(162)	(1,167)	(178)
Income (loss) before income tax (expense) benefit	3,107	2,235	872	2,136	971
Income tax (expense) benefit	(644)	(458)	(186)	(427)	(217)
Net income (loss)	2,463	1,777	686	1,709	754
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(14)	161	(175)	139	(153)
Comprehensive income (loss)	$2,449	$1,938	$511	$1,848	$601

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Selected Financial Measures
 Net Interest Income and Net Interest Yield
(Dollars in billions)

•
Net interest income increased from the prior quarter, primarily due to higher guarantee portfolio net interest income, which was largely attributable to portfolio growth and higher upfront fee income recognition as a result of the record low mortgage interest rate environment.

Guarantee Fee Income(1) and
Multifamily Guarantee Portfolio
(1) Guarantee fee income on a GAAP basis is primarily from the company’s Multifamily business.

•
Guarantee fee income decreased from the prior quarter, primarily due to higher fair value losses on the Multifamily guarantee asset as a result of an increase in interest rates from the prior quarter. Because most multifamily loans are not prepayable without penalty, increases in interest rates generally result in lower Multifamily guarantee asset fair values.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Credit-Related Expense
(Dollars in billions)
Amounts may not add due to rounding.

•	Credit-related expense decreased from the prior quarter, primarily driven by:

▪
Lower provision for credit losses reflecting strong house price growth in the third quarter of 2020 and estimates of expected credit losses related to the COVID-19 pandemic that are beginning to stabilize; partially offset by

▪	Higher credit costs related to portfolio growth; and

▪	A lower benefit from expected credit enhancement recoveries.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted,” or non-GAAP basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP consolidated statements of comprehensive income. The company also presents one additional non-GAAP financial measure, adjusted net interest yield, that is calculated based on adjusted net interest income. Management believes that these non-GAAP financial measures are useful because they more clearly reflect the company’s sources of revenue and return.
For additional information about the company's non-GAAP financial measures and reconciliations to the comparable amounts under GAAP, see pages 16 - 17 of this press release.
Adjusted Net Interest Income(1), Adjusted Net Interest Yield(1), and
Investments Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 16-17 of this press release.
 Amounts may not add due to rounding.

•
Adjusted net interest income and adjusted net interest yield decreased from the prior quarter, primarily driven by higher loan prepayments that resulted in an increase in amortization expense, combined with a change in investment mix as the lower-yielding other investments portfolio represented a larger percentage of the total investments portfolio.

•
The mortgage-related investments portfolio was $198 billion, up $4 billion, or 2%, from the prior quarter and down $23 billion, or 11%, from the prior year. In February 2019, FHFA instructed the company to maintain the mortgage-related investments portfolio at or below $225 billion at all times.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Adjusted Guarantee Fee Income(1) and
Total Guarantee Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see pages 16-17 of this press release.
Amounts may not add due to rounding.

•
Adjusted guarantee fee income remained relatively flat from the prior quarter as higher Single-Family guarantee fee income driven by portfolio growth and higher upfront fee income was largely offset by lower Multifamily guarantee fee income due to higher fair value losses on the guarantee asset.

•
The total guarantee portfolio grew $134 billion, or 6%, from the prior quarter and $255 billion, or 11%, from the prior year, driven by increases in both the Single-Family and Multifamily guarantee portfolios.

Return on Conservatorship Capital (ROCC)
In May 2020, FHFA released its re-proposed Enterprise Capital Rule for comment. The re-proposed capital rule, if adopted, would significantly increase the company's capital requirements and, as a result, would significantly lower its returns on capital. It also could meaningfully affect the company's business strategies.
Until FHFA issues a final Enterprise Capital Rule, Freddie Mac will continue to use the Conservatorship Capital Framework (CCF) to evaluate business decisions and ensure the company makes such decisions prudently when pricing transactions and managing its business. The CCF has been and may be further revised by FHFA from time to time, including in connection with FHFA’s consideration and adoption of a final Enterprise Capital Rule, which could possibly result in material changes in the company's conservatorship capital and, thus, its returns on conservatorship capital.
The table below provides the ROCC, calculated as (1) annualized comprehensive income for the period divided by (2) average conservatorship capital during the period.
ROCC is not based on the company's total equity and does not reflect actual returns on total equity. The company does not believe that returns on total equity are meaningful because of the net worth limit imposed since 2012 under the Purchase Agreement. In addition, the company believes that returns post conservatorship would most likely be lower than the levels calculated below, assuming the same portfolio of risk assets, as it expects that it would hold capital above the minimum required regulatory capital levels and that it would likely be required to pay fees for federal government support, thereby reducing its total comprehensive income.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Return on Conservatorship Capital

(Dollars in billions)	3Q 2020	2Q 2020	Change	3Q 2019	Change
Comprehensive income	$2.4	$1.9	$0.5	$1.8	$0.6
Conservatorship capital (average during the period)(1)(2)	$52.3	$49.8	$2.5	$51.3	$1.0
ROCC, based on comprehensive income	18.7%	15.6%	3.1%	14.4%	4.3%
(1) Average conservatorship capital and ROCC for 3Q 2020 are preliminary and subject to change until official submission to FHFA. Prior period preliminary numbers have been updated, as needed, to reflect final data submitted to FHFA.
(2) Average conservatorship capital for each period is based on the CCF in effect during that period. The CCF in effect as of September 30, 2020 was largely unchanged from the CCF as of June 30, 2020 and September 30, 2019.
ROCC increased compared to the prior quarter, primarily driven by the increase in comprehensive income in the third quarter of 2020, partially offset by an increase in the level of conservatorship capital needed, resulting from growth in the Single-Family and Multifamily guarantee portfolios.
For additional information on the CCF and ROCC, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-Family Guarantee, Multifamily, and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments.
For more information about Segment Earnings, see Note 13 to the financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
Single-Family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
Financial Results(1)

(Dollars in millions)	3Q 2020	2Q 2020	Change	3Q 2019	Change
Guarantee fee income	$2,683	$2,528	$155	$2,064	$619
Investment gains (losses), net	409	21	388	377	32
Other income (loss)	124	(83)	207	55	69
Net revenues	3,216	2,466	750	2,496	720
Benefit (provision) for credit losses	(426)	(752)	326	81	(507)
Credit enhancement expense	(416)	(399)	(17)	(373)	(43)
Expected credit enhancement recoveries	26	219	(193)	0	26
REO operations expense	(41)	(14)	(27)	(61)	20
Credit-related expense	(857)	(946)	89	(353)	(504)
Administrative expense	(409)	(379)	(30)	(399)	(10)
Other expense	(296)	(195)	(101)	(180)	(116)
Operating expense	(705)	(574)	(131)	(579)	(126)
Segment Earnings (Losses) before income tax (expense) benefit	1,654	946	708	1,564	90
Income tax (expense) benefit	(343)	(193)	(150)	(314)	(29)
Segment Earnings (Losses), net of taxes	1,311	753	558	1,250	61
Total other comprehensive income (loss), net of tax	(3)	(2)	(1)	(3)	—
Total comprehensive income (loss)	$1,308	$751	$557	$1,247	$61

(1)	The financial performance of the company’s Single-Family Guarantee segment is measured based on its contribution to GAAP net income (loss).

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Key Drivers
Comprehensive income increased from the prior quarter, primarily driven by:

•	Higher guarantee fee income primarily due to portfolio growth and increased upfront fee income recognition, driven by faster loan prepayments;

•	Higher investment gains on sales of reperforming loans; and

•	Lower credit-related expense primarily driven by lower provision for credit losses, partially offset by a lower benefit from credit enhancement recoveries.
Business Highlights

•
New business activity was $337 billion, an increase of $105 billion, or 45%, from the prior quarter, driven by higher refinance and higher purchase activity resulting from record low mortgage interest rates in the third quarter of 2020.

▪
The weighted average original loan-to-value (LTV) ratio of new business activity improved to 71%, from 72% for the prior quarter, while the weighted average original credit score was 761, up from 758 in the prior quarter.

▪	The average guarantee fee rate charged on new acquisitions was 46 basis points, down from 48 basis points for the prior quarter.

▪	First-time homebuyers represented 46% of new single-family purchase loans.

▪	The company provided funding for 1,153,000 single-family homes, nearly 813,000 of which were refinance loans.

•
The Single-Family guarantee portfolio increased 11% from September 30, 2019, to $2,179 billion at September 30, 2020, driven by an increase in U.S. single-family mortgage debt outstanding and strong business activity.

▪	The average guarantee fee rate on the Single-Family guarantee portfolio was 51 basis points, up from 50 basis points for the prior quarter.

•	The Single-Family serious delinquency rate increased to 3.04%, from 2.48% at the end of the prior quarter, driven by loans in forbearance due to the COVID-19 pandemic.

▪	Single-Family loans in forbearance are reported as delinquent during the forbearance period to the extent that payments are past due based upon the loans' original contractual terms.

•	Single-Family loan workout activity increased to 193,000, from 89,000 in the prior quarter, driven by completed forbearance agreements and payment deferrals primarily related to the COVID-19 pandemic.

•	2.95% of loans in the Single-Family guarantee portfolio, based on loan count, were delinquent and in forbearance as of September 30, 2020.

•
Credit enhancement coverage of the Single-Family guarantee portfolio decreased to 52% from 54% in the prior quarter, driven by the high volume of new business activity, which has not been included in CRT transactions but may be included in future periods.

•
As of September 30, 2020, 44% of the Single-Family guarantee portfolio was covered by certain CRT transactions, and conservatorship capital needed for credit risk on this population was reduced by approximately 76% through these CRT transactions based on prescribed CCF guidelines.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Multifamily Segment
Leading through innovation
Financial Results(1)

(Dollars in millions)	3Q 2020	2Q 2020	Change	3Q 2019	Change
Net interest income	$210	$228	$(18)	$292	$(82)
Guarantee fee income	303	442	(139)	294	9
Investment gains (losses), net	1,091	761	330	258	833
Other income (loss)	43	51	(8)	27	16
Net revenues	1,647	1,482	165	871	776
Credit-related expense	(20)	(84)	64	(5)	(15)
Administrative expense	(128)	(124)	(4)	(125)	(3)
Other expense	(9)	(9)	0	(14)	5
Operating expense	(137)	(133)	(4)	(139)	2
Segment Earnings (Losses) before income tax (expense) benefit	1,490	1,265	225	727	763
Income tax (expense) benefit	(309)	(260)	(49)	(146)	(163)
Segment Earnings (Losses), net of taxes	1,181	1,005	176	581	600
Total other comprehensive income (loss), net of tax	(4)	58	(62)	10	(14)
Total comprehensive income (loss)	$1,177	$1,063	$114	$591	$586

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).
Key Drivers
Comprehensive income increased from the prior quarter, mainly driven by:

•	Investment gains (net of other comprehensive income), primarily driven by continued strong margins on Multifamily loan commitments, partially offset by

•
Lower guarantee fee income driven by higher fair value losses on the guarantee asset as a result of an increase in interest rates from the prior quarter. Because most multifamily loans are not prepayable without penalty, increases in interest rates generally result in lower Multifamily guarantee asset fair values.

Business Highlights

•	New business activity was $18 billion, down 10% from $20 billion in the prior quarter.

▪
In September 2019, FHFA announced a revised loan purchase cap structure for the Multifamily business. The loan purchase cap is $100.0 billion for the five-quarter period from the fourth quarter of 2019 through the fourth quarter of 2020, and at least 37.5% of the new multifamily loan purchase activity must be mission-driven, affordable housing over the same five-quarter period.

◦	As of September 30, 2020, the total cumulative new loan purchase activity subject to the cap was $65.5 billion. Approximately 41% of this activity was mission-driven, affordable housing.

▪	The weighted average original LTV ratio of new business activity was 66%, down from 69% in the prior quarter.

▪	The company provided financing for more than 185,000 multifamily rental units.

▪	96% of the eligible multifamily rental units financed were affordable to families earning at or below 120% of area median income.

•	The Multifamily guarantee portfolio increased 14% from September 30, 2019, to $297 billion, driven by new securitization activity.

•	The Multifamily delinquency rate increased to 0.13% from 0.10% in the prior quarter.

▪
Multifamily loans in forbearance are reported as current as long as the borrower is in compliance with the forbearance agreement, including the agreed upon repayment plan. Loans in forbearance are therefore not included in the Multifamily delinquency rates if the borrower is in compliance with the forbearance agreement.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

•
As of September 30, 2020, 2.21% of the loans in the Multifamily mortgage portfolio, based on UPB, were in a forbearance program, approximately 90% of which were in the repayment period. Approximately 84% of the total loans in a Multifamily forbearance program are included in securitizations with credit enhancement provided by subordination.

•
Credit enhancement coverage of the Multifamily mortgage portfolio increased to 90% from 87% in the prior quarter, as the company continued to successfully transfer multifamily credit risk throughout the third quarter of 2020.

•
As of September 30, 2020, the company had cumulatively transferred the large majority of expected and stress credit risk on the Multifamily guarantee portfolio, primarily through subordination in its securitizations.

▪
In addition, nearly all of Multifamily's securitization activities shifted substantially all the interest-rate and liquidity risk associated with the underlying collateral away from Freddie Mac to third-party investors.

Capital Markets Segment
Innovating the distribution of loans and securities into the mortgage market and actively reducing risk for taxpayers
Financial Results(1)

(Dollars in millions)	3Q 2020	2Q 2020	Change	3Q 2019	Change
Net interest income	$20	$152	$(132)	$497	$(477)
Investment gains (losses), net	15	206	(191)	(292)	307
Other income (loss)	37	(234)	271	(261)	298
Net revenues	72	124	(52)	(56)	128
Administrative expense	(104)	(98)	(6)	(96)	(8)
Other expense	(5)	(2)	(3)	(3)	(2)
Operating expense	(109)	(100)	(9)	(99)	(10)
Segment Earnings (Losses) before income tax (expense) benefit	(37)	24	(61)	(155)	118
Income tax (expense) benefit	8	(5)	13	33	(25)
Segment Earnings (Losses), net of taxes	(29)	19	(48)	(122)	93
Total other comprehensive income (loss), net of tax	(7)	105	(112)	132	(139)
Total comprehensive income (loss)	$(36)	$124	$(160)	$10	$(46)

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).
Key Drivers
Comprehensive loss compared to comprehensive income in the prior quarter, primarily due to:

•
Lower net interest income primarily driven by higher loan prepayments that resulted in an increase in amortization expense, coupled with a change in investment mix as the lower-yielding other investments portfolio represented a larger percentage of the total investments portfolio;

•
Lower fair value gains on investments (some of which are recorded in other comprehensive income) primarily due to an increase in long-term interest rates and spread tightening, partially offset by gains on sales of reperforming loans; partially offset by

•	Higher other income from amortization of certain basis adjustments on loans and debt of consolidated trusts.
Business Highlights

•	Freddie Mac continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

•
FHFA has instructed the company to maintain loans in COVID-19 payment forbearance plans in mortgage-backed security pools for at least the duration of the forbearance plan. The company's less liquid assets are likely to increase in future periods as it will likely purchase a higher amount of delinquent and modified loans from securities after borrowers exit forbearance plans.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its Charter Mission to ensure credit availability for new and refinanced single-family mortgages as well as for rental housing, and by helping struggling homeowners avoid foreclosure. Despite the significant challenges presented by the COVID-19 pandemic, the company continues to provide funding and stability to the housing market.
Mortgage Funding – Freddie Mac provided approximately $768 billion in liquidity to the market in the nine months ended September 30, 2020, funding:

•	More than 2,506,000 single-family homes, approximately 1,731,000 of which were refinance loans; and

•	More than 497,000 multifamily rental units.
Number of Families Helped to Own or Rent a Home
(In thousands)
(1) As of September 30.
Amounts may not add due to rounding.

Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing nearly 293,000 single-family loan workouts in the nine months ended September 30, 2020 compared to approximately 36,000 in the nine months ended September 30, 2019.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.
Treasury Draws and Dividend Payments(1)
(Dollars in billions)
(1) Excludes the initial $1 billion liquidation preference of the senior preferred stock issued to Treasury in September 2008 and the $11.4 billion increase to date in the aggregate liquidation preference of the senior preferred stock pursuant to the Letter Agreements.
(2) As of September 30, 2020.
Amounts may not add due to rounding.

•
As a result of the increase in the Capital Reserve Amount pursuant to the September 2019 Letter Agreement, the company did not have a dividend requirement to Treasury on the senior preferred stock in September 2020, and it will not be required to pay a dividend on the senior preferred stock to Treasury until its Net Worth Amount exceeds $20.0 billion.

•
Pursuant to the September 2019 Letter Agreement, the liquidation preference of the senior preferred stock increased from $82.2 billion to $84.1 billion on September 30, 2020 based on the $1.9 billion increase in the Net Worth Amount during the second quarter of 2020, and will increase to $86.5 billion on December 31, 2020 based on the $2.4 billion increase in the Net Worth Amount during the third quarter of 2020.

•	The amount of funding available to Freddie Mac under the Purchase Agreement remained $140.2 billion at September 30, 2020.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on October 29, 2020 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/mmc/p/vicyf9cw. The replay will be available on the company’s website at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily, and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, the effects of the COVID-19 pandemic and actions taken in response thereto on its business, financial condition, and liquidity, its market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s CRT transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP, and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments, and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, uncertainty about the duration, severity, and effects of the COVID-19 pandemic and actions taken in response thereto, actions by the U.S. government (including FHFA, Treasury, Congress, and state and local governments), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates, and factors are discussed in the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020, and September 30, 2020, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

FREDDIE MAC
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In millions, except share-related amounts)	3Q 2020	2Q 2020	3Q 2019
Interest income
Mortgage loans	$14,134	$15,026	$16,428
Investment securities	659	637	686
Other	56	53	426
Total interest income	14,849	15,716	17,540
Interest expense	(11,392)	(12,840)	(15,130)
Net interest income	3,457	2,876	2,410
Non-interest income (loss)
Guarantee fee income	315	469	280
Investment gains (losses), net	1,122	670	568
Other income (loss)	172	134	121
Non-interest income (loss)	1,609	1,273	969
Net revenues	5,066	4,149	3,379
Benefit (provision) for credit losses	(327)	(705)	179
Non-interest expense
Salaries and employee benefits	(334)	(327)	(333)
Professional services	(105)	(88)	(115)
Other administrative expense	(202)	(186)	(172)
Total administrative expense	(641)	(601)	(620)
Credit enhancement expense	(267)	(233)	(197)
Expected credit enhancement recoveries	20	221	—
REO operations expense	(40)	(14)	(58)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(467)	(442)	(408)
Other expense	(237)	(140)	(139)
Non-interest expense	(1,632)	(1,209)	(1,422)
Income (loss) before income tax (expense) benefit	3,107	2,235	2,136
Income tax (expense) benefit	(644)	(458)	(427)
Net income (loss)	2,463	1,777	1,709
Other comprehensive income (loss), net of taxes and reclassification adjustments
Changes in unrealized gains (losses) related to available-for-sale securities	(16)	154	124
Changes in unrealized gains (losses) related to cash flow hedge relationships	6	11	19
Changes in defined benefit plans	(4)	(4)	(4)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	(14)	161	139
Comprehensive income (loss)	$2,449	$1,938	$1,848
Net income (loss)	$2,463	$1,777	$1,709
Undistributed net worth sweep, senior preferred stock dividends, or future increase in senior preferred stock liquidation preference	(2,449)	(1,938)	(1,848)
Net income (loss) attributable to common stockholders	$14	$(161)	$(139)
Net income (loss) per common share — basic and diluted	$0.00	$(0.05)	$(0.04)
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(In millions, except share-related amounts)	2020	2019
Assets
Cash and cash equivalents (includes $1,790 and $991 of restricted cash and cash equivalents)	$8,074	$5,189
Securities purchased under agreements to resell	99,252	56,271
Investment securities, at fair value	71,702	75,711
Mortgage loans held-for-sale (includes $12,330 and $15,035 at fair value)	30,585	35,288
Mortgage loans held-for-investment (net of allowance for credit losses of $6,773 and $4,234)	2,189,656	1,984,912
Accrued interest receivable (net of allowance of $107 and $0)	7,583	6,848
Derivative assets, net	1,282	844
Deferred tax assets, net	5,886	5,918
Other assets (includes $5,591 and $4,627 at fair value)	40,051	22,799
Total assets	$2,454,071	$2,193,780
Liabilities and equity
Liabilities
Accrued interest payable	$6,020	$6,559
Debt (includes $2,798 and $3,938 at fair value)	2,423,316	2,169,685
Derivative liabilities, net	613	372
Other liabilities	10,231	8,042
Total liabilities	2,440,180	2,184,658
Commitments and contingencies
Equity
Senior preferred stock (liquidation preference of $84,090 and $79,322)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,292 shares and 650,059,033 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(70,015)	(74,188)
AOCI, net of taxes, related to:
Available-for-sale securities	1,194	618
Cash flow hedge relationships	(214)	(244)
Defined benefit plans	54	64
Total AOCI, net of taxes	1,034	438
Treasury stock, at cost, 75,804,594 shares and 75,804,853 shares	(3,885)	(3,885)
Total equity	13,891	9,122
Total liabilities and equity	$2,454,071	$2,193,780
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.
	September 30,	December 31,
(In millions)	2020	2019
Condensed Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-investment	$2,115,509	$1,940,523
All other assets	81,970	40,598
Total assets of consolidated VIEs	$2,197,479	$1,981,121
Liabilities:
Debt	$2,138,420	$1,898,355
All other liabilities	5,604	5,537
Total liabilities of consolidated VIEs	$2,144,024	$1,903,892

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

FREDDIE MAC
Non-GAAP Reconciliations

The company’s GAAP net interest income includes the spread earned on its investment activities plus the guarantee fees earned by its single-family business. Adjusted net interest income is the net spread earned on the company’s investment activities, including the cost of funds associated with using derivatives. Net interest yield, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted net interest income divided by the average balance of the underlying assets and liabilities.

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(Dollars in millions)	3Q 2019	4Q 2019	1Q 2020	2Q 2020	3Q 2020
GAAP net interest income	$2,410	$3,358	$2,785	$2,876	$3,457
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1)(2)	(2,486)	(2,607)	(2,561)	(2,943)	(3,138)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	(47)	(129)	(176)	(329)	(540)
Hedge accounting impact (4)	517	(11)	350	475	690
Other reclassifications (5)	395	137	380	301	(239)
Total reclassifications	(1,621)	(2,610)	(2,007)	(2,496)	(3,227)
Adjusted net interest income	$789	$748	$778	$380	$230
Average balance of assets and liabilities, GAAP (in billions)	$2,120	$2,162	$2,205	$2,274	$2,376
Average balance of assets and liabilities, adjusted (in billions)	$310	$319	$324	$352	$364
The company's GAAP guarantee fees are primarily those generated by the company's multifamily business. Adjusted guarantee fee income consists of the revenues from guarantee fees from both the Single-Family and Multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011.

Reconciliation of GAAP Guarantee Fee Income to Adjusted Guarantee Fee Income (pre-tax)
(Dollars in millions)	3Q 2019	4Q 2019	1Q 2020	2Q 2020	3Q 2020
GAAP guarantee fee income	$280	$239	$377	$469	$315
Reclassifications:
Guarantee fee income reclassified from net interest income (1)(2)	2,486	2,607	2,561	2,943	3,138
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(408)	(420)	(432)	(442)	(467)
Total reclassifications	2,078	2,187	2,129	2,501	2,671
Adjusted guarantee fee income	$2,358	$2,426	$2,506	$2,970	$2,986
Columns may not add due to rounding.
For notes on reclassifications, see page 17 of this press release.

Freddie Mac Third Quarter 2020 Financial Results
October 29, 2020

Notes on Significant Reclassifications
(1) Net guarantee fees, including upfront fees and related hedge amortization and implied guarantee fee income related to unsecuritized loans held in the mortgage-related investments portfolio, are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Short-term returns on cash received related to certain upfront fees on single-family loans are reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP investment gains (losses), net to adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization related to derivative commitment basis adjustments associated with mortgage-related and non-mortgage-related securities, amortization related to accretion of other-than-temporary impairments on available-for-sale securities, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, amortization related to premiums and discounts, including non-cash premiums and discounts, on single-family loans in trusts and on the associated consolidated securities, amortization related to premiums and discounts associated with securities issued by consolidated trusts that were previously held and subsequently transferred to third parties, costs associated with STACR debt note expenses, and internally allocated costs associated with the refinancing of debt related to Multifamily segment held-for-investment loans which were securitized.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.